Exhibit 99.1

OriginClear’s Texas Unit Doubles Its Revenues In First Half of 2018

Gross profit for Progressive Water Treatment division quadruples.

Los Angeles, CA – August 30, 2018 – OriginClear Inc. (OTC/QB: OCLN), a leading provider of water treatment solutions, reported today that revenue at the half-year mark doubled year over year for its Dallas-based subsidiary, Progressive Water Treatment (PWT), while the division’s gross profits quadrupled, helping the company in its drive toward overall profitability.

Further expanding on its quarterly report, the company reported that PWT’s revenue as of June 30, 2018 increased by 110% to $2,445,646 compared to $1,162,155 for the six months ended June 30, 2017. And the unit’s gross profit increased by 417% to $437,074 compared to $84,560 for the same period.

“I am very happy with the standout performance by Marc Stevens and his team in McKinney, Texas”, said Riggs Eckelberry, CEO of OriginClear.

“When we set up Dan Early with his book of business, we were able to rely on PWT’s existing high quality fabrication capabilities,” said Bill Charneski, President of the OriginClear Group. “We intend to continue to build the synergy between these organizations.”

Overall, OriginClear’s operating losses for the same period narrowed by 31% from $2,646,019 to $1,816,886.

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About OriginClear, Inc.

OriginClear is a leading provider of water treatment solutions and the developer of a breakthrough water cleanup technology serving the rapidly growing $500 billion world market. Through its wholly owned subsidiaries, OriginClear provides systems and services to treat water in a wide range of industries, such as municipal, pharmaceutical, semiconductors, industrial, and oil & gas. To rapidly grow this segment of the business, we strategically acquire profitable and well-managed water treatment companies, which allow us to expand our global market presence and technical expertise. To enable a new era of clean and socially responsible water treatment solutions, we invented Electro Water Separation™, a breakthrough high-speed water cleanup technology using multi-stage electrolysis, that we license worldwide to water treatment equipment manufacturers. Water is our most valuable resource, and the mission of the “Family of OriginClear Companies” is to improve the quality of water and help return it to its original and clear condition. To learn more about OriginClear®, please visit our website at www.originclear.com.

OriginClear Safe Harbor Statement:

Matters discussed in this release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this update, the words "anticipate," "believe," "estimate," "may," "intend," "expect" and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with our history of losses and our need to raise additional financing, the acceptance of our products and technology in the marketplace, our ability to demonstrate the commercial viability of our products and technology and our need to increase the size of our organization. Further information on the Company's risk factors is contained in the Company's quarterly and annual reports as filed with the Securities and Exchange Commission. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

Media Contacts:

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Investor Relations OriginClear:

Tom Becker

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International: +1-323-939-6645 Ext. 3

Fax: 323-315-2301

ir@OriginClear.com

www.OriginClear.com